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[NATIONAL WATERWORKS LOGO]                      NEWS RELEASE

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NATIONAL WATERWORKS, INC. REPORTS FIRST QUARTER RESULTS


Waco, Texas -- (BUSINESS WIRE) -- April 25, 2005 -- National Waterworks, Inc.; NATLWW, a leading distributor of water and wastewater transmission products in the United States, today announced results for the quarter ended March 25, 2005.

Net sales for the three months ended March 25, 2005 increased $59.4 million, or 21.2%, to $339.4 million from $280.0 million for the three months ended March 26, 2004. The increase reflects the significant price increases on pipe, including PVC pipe, as well as increased volume and prices for most other major product lines.

Net income for the three months ended March 25, 2005 was $9.3 million compared to $5.7 million for the three months ended March 26, 2004. The increase is primarily a result of the increase in net sales discussed above and the related $13.4 million increase in gross profit. These increases to net income are offset by an increase in selling, general and administrative expenses of $6.8 million principally related to increases in costs that vary based on our operating performance, and an increase in income tax expense of $2.4 million resulting from higher pretax earnings.

Our EBITDA (earnings before net interest, taxes, depreciation and amortization) and Adjusted EBITDA for the three months ended March 25, 2005 were $24.9 million and $25.0 million, respectively, compared to $18.4 million and $18.4 million, respectively, for the three months ended March 26, 2004. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

Cash and cash equivalents were $28.8 million at March 25, 2005 compared to $15.9 million at December 31, 2004. Total debt at March 25, 2005 was unchanged from December 31, 2004 at $410.0 million, as the first quarter did not reflect the quarterly principal payment made on March 31, 2005 pursuant to the credit agreement. The revolving credit facility remained undrawn.

Harry K. Hornish, Jr., President and Chief Executive Officer, commented, "Our world class branch network continues to deliver strong numbers quarter after quarter, including record first quarter sales and profits during 2005. Despite the challenges of rising prices and competition in the marketplace, we have steadily improved our operating results, while providing our customers the outstanding service they expect and deserve."

Phil Keipp, Vice President and Chief Financial Officer, said, "We enjoyed strong top-line sales growth during the first quarter of 2005, as compared to the first quarter of 2004. While a significant portion of this growth was due to the pass-through of vendor price increases on certain product lines, it was also driven by our increased sales volume. Equally important, I am pleased to report that despite the competitive pressures we have seen in the market, we were successful in improving our gross profit margin and our bottom-line results this quarter, as compared to the 2004 quarter."

Mr. Hornish continued, "During each of the past four quarters, we have experienced double digit sales growth, as compared to the corresponding quarter in the previous year. While we believe that we will continue to experience favorable growth based on current bid activity, sales backlogs and our general outlook on the business, we expect our growth to moderate as vendor price increases return to more customary levels."

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National Waterworks will host a conference call to discuss first quarter earnings at 10:00 a.m. ET on Tuesday, April 26, 2005. To access the call, you can dial 1-888-244-0461 and reference conference name: National Waterworks, Inc. and leader name: Phil Keipp. A replay of the call will be available until May 3, 2005 by dialing 1-800-642-1687 and referencing ID# 5701768.

About National Waterworks, Inc.

National Waterworks, Inc. distributes a full line of pipes, fittings, valves, meters, fire hydrants, service and repair products and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. The Company's products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. Through its network of 135 branches in 36 states, the Company sells directly to municipalities and to contractors who serve municipalities and perform residential, commercial and industrial waterworks projects.

This press release may contain forward-looking statements such as statements regarding the Company's plans, objectives, goals, strategies, future events, future revenue or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. Forward-looking statements are only predictions and are not guarantees of performance, and include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" or similar expressions. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company's control. You should read this press release in conjunction with the more detailed risks included in the Company's filings with the Securities and Exchange Commission. The Company believes its forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on the Company's current assumptions and expectations. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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                            NATIONAL WATERWORKS, INC.
                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                   March 25,
                                                      2005        December 31,
                                                  (unaudited)         2004
                                                  -----------     ------------
Assets
Current assets:
      Cash and cash equivalents ............        $ 28,836        $ 15,940
      Trade accounts receivable, net .......         235,844         227,780
      Inventories ..........................         149,407         126,866
      Deferred income taxes ................           1,754           1,398
      Other current assets .................           2,369           2,668
                                                    --------        --------
           Total current assets ............         418,210         374,652
Property and equipment, net ................          18,929          19,269
Goodwill ...................................         457,221         457,221
Deferred financing fees, net ...............          19,671          20,565
Other assets ...............................           3,556           2,961
                                                    --------        --------
                                                    $917,587        $874,668
                                                    ========        ========

Liabilities and Stockholder's Equity
Current liabilities:
      Trade accounts payable ...............        $213,754        $172,214
      Current installments of long-term debt          15,000          15,000
      Accrued compensation and benefits ....          16,964          33,795
      Other accrued expenses ...............          23,849          12,564
                                                    --------        --------
           Total current liabilities .......         269,567         233,573
Long-term debt, excluding current
installments ...............................         395,000         395,000
Deferred income taxes ......................          25,050          23,163
Other long term liabilities ................           3,732           3,132
                                                    --------        --------
           Total liabilities ...............         693,349         654,868
                                                    --------        --------

Stockholder's Equity:
Common stock, -$.01 par value; 100
  shares authorized, issued and
outstanding ................................              --              --
Additional paid-in capital .................         199,710         199,614
Retained earnings ..........................          24,528          20,186
                                                    --------        --------
           Total stockholder's equity ......         224,238         219,800
                                                    --------        --------
                                                    $917,587        $874,668
                                                    ========        ========


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                            NATIONAL WATERWORKS, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (in thousands)

                                             Three Months     Three Months
                                                 Ended            Ended
                                                March 25,        March 26,
                                                  2005             2004
                                              ---------         ---------
Net sales ............................        $ 339,448         $ 280,022
Cost of goods sold ...................          269,599           223,572
                                              ---------         ---------
     Gross profit ....................           69,849            56,450

Operating expenses:
   Selling, general and administrative           44,899            38,075
                                              ---------         ---------
     Income before depreciation
       and amortization ..............           24,950            18,375
Depreciation and amortization ........              762               557
                                              ---------         ---------

     Operating income ................           24,188            17,818
Other income (expense):
   Interest expense, net .............           (8,450)           (8,249)
   Other .............................              (79)               63
                                              ---------         ---------
     Income before income taxes ......           15,659             9,632
Income tax expense ...................            6,317             3,939
                                              ---------         ---------
     Net income ......................        $   9,342         $   5,693
                                              =========         =========


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                            NATIONAL WATERWORKS, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (in thousands)

                                                         Three Months      Three Months
                                                             Ended            Ended
                                                            March 25,       March 26,
                                                              2005             2004
                                                         ------------      ------------
Cash flows from operating activities:
   Net income .....................................        $  9,342         $  5,693
   Adjustments to reconcile net income
        to net cash from operating activities:
     Deferred income taxes ........................           1,531            3,294
     Amortization of deferred financing fees ......             894              894
     Non-cash stock compensation expense ..........              96               --
     Depreciation and amortization ................             762              557
     Loss (gain) on disposal of equipment .........               2              (87)
     Provision for doubtful accounts ..............             197              236
   Changes in operating assets and liabilities, net
        of acquisitions:
     Trade accounts receivable ....................          (8,261)         (13,060)
     Inventories ..................................         (22,541)         (26,056)
     Other current assets .........................             299              552
     Other assets .................................            (595)            (563)
     Trade accounts payable and other
     accrued expenses .............................          35,994           55,254
     Other long term liabilities ..................             600              570
                                                           --------         --------
       Net cash from operating activities .........          18,320           27,284
Cash flows from investing activities:
   Capital expenditures ...........................            (442)            (239)
   Business acquisitions, net of cash .............              --           (1,992)
   Proceeds from sales of property and equipment ..              18              157
                                                           --------         --------
       Net cash from investing activities .........            (424)          (2,074)
                                                           --------         --------

Cash flows from financing activities:
   Dividend distribution ..........................          (5,000)          (6,114)
                                                           --------         --------
       Net cash from financing activities .........          (5,000)          (6,114)
                                                           --------         --------
       Net increase in cash and cash equivalents ..          12,896           19,096
Cash and cash equivalents at beginning of period ..          15,940           18,702
                                                           --------         --------
Cash and cash equivalents at end of period ........        $ 28,836         $ 37,798
                                                           ========         ========

Cash paid for interest ............................        $     62         $      1
Cash paid for income taxes ........................        $  1,810         $  3,125


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                            NATIONAL WATERWORKS, INC.
     RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (UNAUDITED)
                                 (in thousands)

                                                Three Months Ended
                                              ------------------------
                                              March 25,      March 26,
                                                2005           2004
Net income ...........................        $ 9,342        $ 5,693
Add:
   Interest expense, net .............          8,450          8,249
   Income tax expense ................          6,317          3,939
   Depreciation and amortization .....            762            557
                                              -------        -------
EBITDA ...............................         24,871         18,438
   Non-cash stock compensation expense             96             --
                                              -------        -------
Adjusted EBITDA ......................        $24,967        $18,438
                                              =======        =======


EBITDA represents income before interest expense, net; income taxes; and depreciation and amortization. Adjusted EBITDA is defined as EBITDA without giving effect to stock compensation expense. EBITDA and Adjusted EBITDA are presented because we believe they enhance an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. Our management also focuses on these measures, and discusses them with our board of directors, to assess our liquidity and debt payment ability and because they are used in meeting various covenants under our credit facility. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as indicators of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with GAAP.

Source:   National Waterworks, Inc.

Contact:  National Waterworks, Inc.
          Thomasville, GA
          Judy Barrow, 229-227-8611
          judy.barrow@natlww.com